UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BARNWELL INDUSTRIES, Inc.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
Brian Henry
Heather Isidoro
Benjamin Pierson
Douglas Woodrum

 (Name of Persons Filing Consent Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

FOR IMMEDIATE RELEASE

Sherwood Group Continues to Stand by the Green Card and the Will of the Shareholders

Vero Beach, Florida, May 30, 2025 – The Sherwood Group, a long-term and significant shareholder with approximately 29.90% of the issued and outstanding shares of Barnwell Industries, Inc. (“Barnwell”, “BRN” or the “Company”) today issued the following letter to Barnwell shareholders.

To our Long-Suffering Barnwell Shareholders,

Once again, Barnwell management has failed shareholders. This time by failing to secure a quorum to elect their proposed slate of directors.

As we stated clearly in my letter on Friday, May 23, it is deeply disappointing that the Delaware Court chose to ignore the clear will of shareholders, prioritizing form over substance. It is equally disappointing that the SEC has done little to protect shareholder intent in this matter. The message from shareholders is unmistakable: those who voted via the Green proxy card do not expect, or want, me to submit their votes in a way that would facilitate the very outcome they rejected – the election of the Company’s slate. Accordingly, I will not be turning in the Green cards. While I understand this may prevent the Company from achieving quorum, that consequence rests solely with management and not with me.

On the morning of the meeting, the company demanded that I turn over the Green proxy card votes so they could count the ratification of auditors toward quorum and push through their nominees. What’s astonishing is their willingness to cherry pick shareholder intent, eager to use the Green card votes to meet quorum, while completely ignoring the holders of 44% of the outstanding shares who supported highly qualified director candidates whom management disqualified on a technicality.

When I refused to turn in the Green card votes, rather than making their case to shareholders by asking them to submit their card (see Barnwell’s press release issued this morning), they apparently called the SEC to complain.

Again, I was clear in my May 23 letter but let me be even clearer.

Every shareholder who voted using the Green proxy card did so knowing that our slate was under threat due to Barnwell’s legal maneuvering in Delaware Court to invalidate our highly qualified nominees on a technicality. Despite this, every shareholder who cast a green vote explicitly granted me and Mr. Pierson discretionary proxy authority. This includes even those few shareholders who supported management’s slate on the Green card, when they could just as easily have voted on Barnwell’s White proxy card instead.

In fact, if Barnwell will allow the votes on the Green card to be counted for all matters, including the election of directors, I will deliver the Green cards, in accordance with the intentions of the shareholders who gave me their proxy. Alternatively, management could have (and still can) present a universal proxy card to all shareholders including all nominees set forth on the Green card upon which all matters can be voted.

My decision not to submit the Green proxy votes had nothing to do with quorum. It had everything to do with respecting the will of shareholders, as I made clear in my May 23 letter. Submitting the Green votes would have DIRECTLY CONTRADICTED that will, producing an outcome shareholders explicitly voted against.

And let’s be clear, this is not merely my position. It is the position of 46.16% of the outstanding shares that voted via the Green card, 45.82% who voted for Sherwood Group nominees Henry, Isidoro and Pierson; 45.68% who voted for me; and 44.60% who voted for Woodrum.

By contrast, even when combining the Green votes cast for management’s slate with the White card votes, based on the information available to me, only 20.08% supported Grossman and 21.95% supported Horowitz. Hopkins and McPherson did not fare much better, at only 26.63% and 26.8%, respectively.

In a fair, transparent election, all of the Sherwood Group nominees would have been elected, while none of management’s slate would have prevailed.

For a board that claims to serve shareholder interests, this behavior speaks volumes. Nearly half your shareholders are voicing their will, yet management responds by plugging its ears and demanding I turn over the Green votes to engineer an outcome they could NOT win honestly.

Any shareholder who voted on the Green card and now wishes to have their vote counted toward quorum, or to support election of the Barnwell slate, is fully entitled to change their vote by submitting a new proxy on Barnwell’s card. Every shareholder has the right to make their own decision.

However, when you voted via the Green card, you entrusted me with your proxy authority. Submitting those votes under the current circumstances would violate that trust and contradict the clear responsibility you place in me. If you would like to send management the message that you want the right to vote for someone other than management’s slate, stay with your Green card.

If you disagree, you are welcome to cast a new vote on the White card. But so long as your vote remains on the Green card, it will NOT be used to establish quorum, nor to advance the election of Barnwell’s slate.

As I said before and say again, Grossman and Horowitz may not wish to protect OR respect the will of the shareholders, but the Sherwood Group will preserve it to the extent it can. And preserving it means not turning in the Green card.

Sincerely,

/s/ Ned L. Sherwood
Ned L. Sherwood

Voting Results

Preliminary voting results are not final and may not reflect the ultimate outcome. Shareholders who have already voted may revoke their proxy and submit a new one at any time up to and including the meeting date. The Sherwood Group strongly urges shareholders not to give undue weight to the preliminary voting results and, instead, to consider all material facts concerning the election before making their voting decisions with respect to the annual meeting.

If you previously voted on the Green card and wish your vote to count for purpose of the quorum and NOT for directors you previously selected, then you are free to vote the Barnwell White card.

If you have any questions, please contact:

Alliance Advisors

150 Clove Road, Suite 400, Little Falls, NJ 07424

Shareholders call toll-free: 1 (833) 215-7301

Email: brn2025@allianceadvisors.com

For media inquiries or further information, please contact:

Alyssa Barry

Media Relations, Alliance Advisors

abarry@allianceadvisors.com

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